Exhibit 10.51

DATED August 7, 2006

(1)	UK ENERGY SYSTEMS LIMITED

and

(2)	GRANT EMMS

SERVICE AGREEMENT

SERVICE AGREEMENT

DATED	August 7, 2006

PARTIES:

(1)	UK ENERGY SYSTEMS LIMITED a company incorporated in England (Company Number 05721315), whose registered office is at Brookfield House, 44 Davies Street, London W1K 5JA (“the Company”); and

(2)	GRANT EMMS of 41 Pattison Road, London NW2 2HL (“the Executive”).

Operative Provisions:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules:

1.1.1	the masculine gender includes the feminine and the singular number includes the plural and vice versa;

1.1.2	references to persons include bodies corporate;

1.1.3	references to clauses and the Schedules are references to clauses of and the schedules to this Agreement;

1.1.4	references to United Kingdom statutes shall be deemed to refer to such statutes as amended or re-enacted after the commencement date of this Agreement;

1.1.5	the Schedules form part of and are incorporated in this Agreement;

1.1.6	headings are included for ease of reference only and shall not affect the interpretation of this Agreement;

1.1.7	the following definitions shall have effect:

“the Board”	means the board of directors of the Company or any Group Company and includes any committee of the Board duly appointed by it;

“Compensation Committee”	the compensation committee from time to time of USEY;

“Group Company”	any company which for the time being is a subsidiary or holding company (as those expressions are defined by Section 736 of the Companies Act 1985) of the Company or any subsidiary (other than the Company) of any such holding company (and where the expression “holding company” shall include the ultimate holding company and not just the immediate holding company);

“Immediate Relatives”	means spouse, partner, children;

“Managing Director”	means any person or persons jointly holding such office of USEY from time to time and includes any person(s) exercising substantially the functions of a managing director or chief executive officer of USEY; and

“USEY”	means US Energy Systems, Inc., a Delaware (United States of America) company having its headquarters at One N Lexington Avenue, 15th fl, White Plains, NY 1061, USA, the Company’s ultimate holding company.

2.	APPOINTMENT AND DURATION

2.1	The Company appoints and employs the Executive and the Executive agrees to act and serve as Chief Executive Officer of the Company or in such other appointment as the Company may from time to time direct to perform the normal duties particularly set out in Schedule 1. The Executive accepts that the Company may at its reasonable discretion require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2.2	The appointment is subject to the following:

2.2.1	the Executive being released, to the satisfaction of the Board, from any contractual obligations to any third party which would prevent the Executive from fulfilling his obligations under this Agreement;

2.2.2	the Executive resigning from any directorship in breach of any obligation under clause 6; and

2.2.3	the Executive having, prior to entry into this Agreement, disclosed to the Company all previous convictions other than spent convictions.

2.3	The Executive hereby acknowledges and confirms insofar as he is or becomes or should be or become reasonably aware as follows:

2.3.1	by entering into this Agreement and fulfilling his obligations the Executive is not in breach of any obligation to any third party;

2.3.2	that he shall perform such duties and exercise such powers on behalf of the Company as may from time to time be assigned or delegated to or vested in him by the Board.

2.4	The appointment under this Agreement shall commence on 21 August 2006 and shall continue (subject to earlier termination as provided in this Agreement) until terminated by either party giving not less than 4.5 months prior written notice.

2.5	The Company reserves the right at any time to terminate the Executive’s employment by paying to the Executive a sum equal to his basic salary and other contractual benefits for the relevant period of notice under clause 2.4 and excluding any other emolument or benefits referable to the Executive’s employment.

2.6	The Company may make a payment in lieu of notice regardless of whether or by whom notice under clause 2.4 has been given and in respect of the whole or the balance of the notice period which would otherwise be required under that clause.

3.	DUTIES OF THE EXECUTIVE

3.1	The Executive shall at all times (without prejudice to his implied duty of fidelity) during the period of this Agreement (including any period of suspension or while on garden leave):

3.1.1	devote the whole of his working time, attention, skill and ability to the duties of his appointment and to the business and affairs of the Group unless prevented by holiday, ill health, accident or other incapacity and shall not without the Company’s prior written consent be directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever;

3.1.2	perform such duties in connection with the Company and/or the Group and exercise such powers as may from time to time be assigned to or vested in him by the Board;

3.1.3	use his best endeavours to promote and protect the interests of the Company and always give it the benefit of his knowledge, expertise, skill and ingenuity and not knowingly, deliberately or negligently do anything which is to its detriment;

3.1.4	carry out his duties and exercise such powers that are consistent with them in a competent and efficient manner;

3.1.5	faithfully and diligently perform well in those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.6	in all respects obey and conform with all lawful and reasonable directions of and be responsible to the Board;

3.1.7	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs or management of the Company and its Group Companies and provide such explanations as the Board may require;

3.1.8	not at any time knowingly or recklessly make any untrue or misleading statement relating to the Company or any Group Company; and

3.1.9	comply with the provisions of the Memorandum and Articles of Associations of the Company and all other Company rules, regulations, policies and procedures from time to time in force so far as they are applicable to the directors of the Company.

3.2	The Company reserves the right to transfer the Executive’s contract of employment to any Group Company upon reasonable notice and with the Executive’s consent (such consent not to be unreasonably withheld or delayed) so that his contract of employment will have effect after the transfer as if originally made between the Executive and the transferee.

3.3	The Executive:

3.3.1	shall comply in all material respects, where relevant, with every rule of law, every requirement of London Stock Exchange plc and every regulation of the Company from time to time in force (including without limitation the Model Code) and, in relation to overseas dealings, the Executive shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place; and

3.3.2	shall not (and shall procure so far as he is able that his Immediate Relatives shall not) deal or become or cease to be interested (within the meaning of Part I, Schedule 13, Companies Act 1985) in any securities of the Company without complying with any Company rules or guidelines from time to time relating to securities transactions by directors.

3.4	The Executive acknowledges and agrees that he is at all times during his employment, including during any period of suspension or while on garden leave, subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation the duty throughout the duration of this Agreement:

3.4.1	not to compete with the Company;

3.4.2	not to make preparations (during such hours as the Executive should be providing services under this Agreement) to compete with the Company after this Agreement has terminated;

3.4.3	not to solicit in competition with the Company any customer or customers of the Company or Group Company;

3.4.4	not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company where such invitations relate to services which could be provided by the Company;

3.4.5	not to offer employment elsewhere to employees of the Company (other than employment by the Company);

3.4.6	not to copy or memorise confidential information or trade secrets of the Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or any Group Company; and

3.4.7	not to encourage, procure or assist any third party to do anything which, if done by the Executive, would be a breach of 3.4.1 to 3.4.6 above

PROVIDED THAT the Executive may make and hold passive investments or economic interests in projects which do not require the Executive to devote any time to such investments or projects and which do not utilise any resources of the Company or a Group Company.

3.5	Unless he has the prior written consent of the Chairman, the Executive may not directly or indirectly receive or retain any payment or benefit either in respect of any business transacted (whether or not by him) by or on behalf of the Group, or with a view to any such business being transacted.

3.6	For the purpose of Regulation 20 of the Working Time Regulations 1998 (“WTR”) it is agreed that the Executive is a Managing Executive with autonomous decision-making powers with control over the hours he works. Nevertheless for the avoidance of doubt, the Executive hereby agrees that the 48 hour weekly working time limit under the WTR does not apply to him and that this Agreement pursuant to Regulation 5 of the WTR shall apply indefinitely, terminable only by the Executive giving three (3) months notice in writing to the Company.

3.7	The Executive shall not without the prior written consent of the Board:

3.7.1	incur any capital expenditure in excess of £5,000 (or such greater sum as may be authorised from time to time); or

3.7.2	enter into on behalf of the Company any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of his normal duties or of an unusual, onerous or long-term nature.

4.	PLACE OF WORK AND RESIDENCE

4.1	The Executive shall normally perform his duties at the registered office of the Company and/or such other place of business of the Company or of any Group Company as the Company requires to enable him to fulfil his duties efficiently whether inside or outside the United Kingdom but the Company shall not without his prior consent require him to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties so long as this shall be within a reasonable proximity of the existing place of work.

5.	PAY

5.1	During the Executive’s appointment the Company shall pay to the Executive:

5.1.1

a basic salary at the rate of £200,000 per year which shall accrue day-to-day and be payable by equal monthly instalments in arrears on or about the last working day of each month. The salary, any bonus and all other benefits are paid or provided to the Executive in his capacity as an employee of the Company and the Executive shall not be entitled to any fees in relation to his service as a Director of the Company or any Group Company, or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company. However, in the event that the Executive suffers an additional tax liability as a result of a deemed receipt of fees in relation to such service, the Company shall pay to the Executive an amount equal to the tax liability of the Executive in respect of such deemed receipt and payment, such amount to be payable seven days prior to the date upon which the Executive is required to pay such tax liability and the Executive shall, if required in writing to do so by the Board, resign any directorships that have given rise to such additional tax liability without making any claim for breach of contract or any other claim for compensation in connection with his ceasing to hold such directorships; and

5.1.2	a one-off payment of £11,539 payable on the date that you receive your first instalment of salary under clause 5.1.1 above, subject to deduction of tax and National Insurance Contributions.

5.1.3	in respect of the year ending 31 December 2006 a bonus of £25,000 (gross). Such bonus to be paid no later than 31 March 2007. Future bonuses will be wholly discretionary and will be dependent upon the Executive and the Company meeting certain agreed key performance indicators relating to his own and the Company’s performance in respect of each calendar year to which such bonus relates. Such indicators are to be determined by the Compensation Committee at the commencement of each bonus year. If a bonus becomes payable in respect of a calendar year it will be paid by 31 March in the following year.

5.2	Any bonus entitlement of the Executive will not be payable unless the Executive is still in employment with the Company or a Group Company on the last day of the relevant year and on the date payment of the bonus is due, and the Company has not received from the Executive notice of termination of his employment.

5.3	The Executive’s basic salary shall be reviewed by the Compensation Committee annually in January of each year and the rate of basic salary may be increased by the Company with effect from that date by such amount if any as it shall think fit. Any increase awarded will be entirely a matter for the discretion of the Board and no increase is implied or guaranteed by this clause.

5.4	Subject to clause 5.6, if and when the share capital of the Company or a Group Company is admitted to trading on AIM (a market operated by London Stock Exchange plc) the Executive shall be awarded such number of shares in the relevant company as shall be determined by the Compensation Committee.

5.5	Subject to clause 5.6, if the performance test for phase 1, as stipulated in the financing agreements entered into by the Company on or around the date of this Agreement, is satisfied the Company shall pay to the Executive within 30 days of such satisfaction a one-off payment of US$50,000 (gross).

5.6	Any award under clause 5.4 and any payment under clause 5.5 will not be made unless the Executive is still in employment with the Company or a Group Company on the date when such award or payment would otherwise fall to be made and the Company has not received from the Executive notice of termination of his employment.

5.7	During the Executive’s appointment the Company shall reimburse to the Executive the reasonable travel expenses incurred by the Executive in making one homeleave trip each calendar year to North America subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

5.8	In the event that during the currency of this Agreement the Company requests that the Executive relocate his home from the UK to North America the Company shall reimburse to the Executive his reasonable moving expenses in connection with such relocation subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require. In the event that such reimbursement is deemed taxable income of the Executive the Company shall pay to the Executive an amount equal to the tax liability of the Executive in respect of such reimbursement and payment, such amount to be payable seven days prior to the date upon which the Executive is required to pay such tax liability.

5.9	The Company has the right at any time during employment (and in any event on termination howsoever arising) if necessary to make deductions from any element of the Executive’s salary for reasons including (but without limitation):

5.9.1	any unauthorised absence from work;

5.9.2	any unauthorised expenses incurred by the Executive;

5.9.3	damage to Company property (whether by negligence, carelessness, recklessness or dishonesty) or misappropriation of Company property;

5.9.4	any sums which the Executive may owe to the Company including (without limitation) an over payment made (for whatever reasons) of remuneration, expenses or other emoluments. For this purpose, the Executive will be deemed to have checked each and every payment made to him (for whatever reason) and be aware of any over-payment;

5.9.5	loans, advances or other payments made to the Executive by the Company;

5.9.6	excess holiday taken;

5.9.7	any other amount for the time being due and owing by the Executive to the Company.

Where it is intended to make any deductions the Executive will be notified in advance and be invited to make any representations the Executive may wish about the matter including the amount of the deductions.

5.10	The provisions of clause 5.9 above are without prejudice to any deductions which the Company has to make from any payments or awards due to the Executive in accordance with a statutory requirement (for example tax or National Insurance) or Court Order, or which are made in consequence of a disciplinary decision against the Executive or which are in respect of any other contractual arrangement authorised by the Executive for the payment of any sums for third parties.

5.11	The Company undertakes that it will within one year from the date of this Agreement introduce an incentive plan for the senior management of the Company the form, substance and implementation of which shall be determined by the Board in its absolute discretion.

6.	OTHER INTERESTS

6.1	The Executive hereby confirms that he has disclosed to the Board all outside directorships and other (direct or indirect) interests, employments, consultancies or associations (“Outside Interests”) held by the Executive. The Executive hereby confirms that he will keep the Board informed on a continuing basis of all changes to such Outside Interests including advising the Company of any actual or potential conflict of interest which arises between any Outside Interest and the Executive’s position on the Board.

6.2	The Executive shall devote the whole of his working time to the Company and shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation engage in, be concerned with, or provide services to, (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business, office or other external activity which does or might reasonably be expected to affect the full and proper performance of his duties or which does or might reasonably be likely to compete with the business of the Company and/or the Group EXCEPT THAT the Executive may make and hold passive investments or economic interests in projects which do not require the Executive to devote any time to such investments or projects and which do not utilise any resources of the Company or a Group Company. The Executive must disclose in writing to the Company any such passive investments or economic interests and all current and proposed directorships during the currency of this Agreement.

6.3	Insofar as he is or should be aware or becomes aware the Executive confirms that he has fully disclosed to the Company in writing all circumstances of which he is aware in respect of which there is or might be a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he agrees to fully and promptly disclose to the Board any further such circumstances which may arise during this Agreement (including but not limited to any proposed directorships).

6.4	The Executive or his Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him), by or on behalf of the Company or any Group Company and if his Immediate Relatives or any other company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Group Company for the amount received or value of the benefit so obtained.

6.5	The Executive may not without the consent of the Company accept any gift and/or favour of whatever kind from any customer, client or supplier of the Company (or any prospective customer, client or supplier) which shall exceed five hundred pounds (£500.00) or five hundred pounds (£500.00) in value.

7.	PENSION

7.1	The Company operates a contributory pension scheme which the Executive is eligible to join. The Executive contribution is 4% of salary and the Company’s contribution is 9% of salary. The Executive is also able to make Additional Voluntary Contributions (AVCs) to the pension scheme.

7.2	The Company reserves the right at its absolute discretion to discontinue, terminate, vary or amend existing pension arrangements at any time and will not be liable to provide any other pension arrangements of a similar kind in compensation in lieu of such arrangements.

8.	OTHER BENEFITS

8.1	During this Agreement the Executive will be entitled to participate at the Company’s expense in the Company’s

(a)	private medical expenses insurance scheme for the benefit of the Executive and his spouse and all dependent children under the age of 25 engaged in full-time post-secondary education; and

(b)	life assurance scheme under which benefits would be provided in relation to death in service of an amount equal to four times the Executive’s annual basic salary payable under the terms of this Agreement from time to time.

8.2	The Executive’s membership of the schemes detailed at 8.1 above is subject to:

8.2.1	the rules of the above schemes from time to time (and any replacement schemes provided by the Company); and

8.2.2	the Executive (and where appropriate his spouse and dependent children) being eligible to participate in or benefit from such scheme pursuant to their rules.

8.3	If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive (or where appropriate to his spouse or dependent children) the Company is not liable to provide replacement benefit of the same or similar kind or compensation in lieu of such benefit.

8.4	The Company may at its absolute discretion challenge any refusal by any scheme provider to provide benefits to the Executive (or where appropriate to his spouse or dependent children) providing that:

8.4.1	where appropriate, the Executive takes all proper measures to appeal against the refusal in accordance with the terms of any policy provided by the scheme provider and meets (on an interim or on-account basis if so requested) all costs in connection with the same;

8.4.2	the Executive (or where appropriate his spouse or dependent children) fully cooperates with the Company and discloses to it all personal information relevant to the claim and if required by the Company, attends a medical examination by a doctor selected and instructed by it; and

8.4.3	the Executive fully indemnifies the Company against all costs, expenses and claims incurred by the Company in connection with challenging the scheme provider’s decision to refuse to provide benefits under the scheme(s).

8.5	The Company at its absolute discretion reserves the right to discontinue, vary or amend any scheme provided for the benefit of the Executive at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.

8.6	Nothing in this agreement will prevent the Company terminating the Executive’s employment for whatever reason (including but not limited to his incapacity) even if such termination results in the Executive losing any existing or prospective benefits as detailed in clause 8.1

8.7	The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer under the Scheme.

9.	CAR

9.1	The Company shall provide the Executive with a car in accordance with the terms of the Company car policy from time to time.

10.	EXPENSES

10.1	The Company shall reimburse to the Executive on a monthly basis all travelling, hotel, entertainment, fuel used for business purposes and other expenses reasonably and properly incurred by him in the proper performance of his duties subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require and in accordance with any Company policy in place from time to time.

11.	SECRETS AND CONFIDENTIAL INFORMATION

The Executive shall not make use of, publish or divulge to any person, and shall use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature (“Confidential Information”):

11.1.1	concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group; or

11.1.2	concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

11.2	In relation to Clause 11 above, the Company specifically draws to the Executive’s attention that Confidential Information shall include but shall not be limited to:

11.2.1	the business methods, corporate plans, management systems, finances, new business opportunities or development projects of any Group Company; or

11.2.2	the development of any past current or prospective projects by the Company or any Group Company including but not limited to technical information relating to identification and assessment of projects, seismic data, geological and geophysical surveys and reports, drilling reports, financial and technical models and forecasts and other professional materials; or

11.2.3	future projects, business development or planning, commercial relationships and negotiations; or

11.2.4	any trade secrets or other information relating to the activities and operations of the Company or any Group Company including without limitation any technical, financial or other information relating to gas reserves owned wholly or in part by, or to be acquired by, the Company or any Group Company and the exploitation thereof; or

11.2.5	operating methods and procedures, manuals, models, charts and drawings (in written and electronic format) owned and developed by the Company or any Group Company including any intellectual property rights; or

11.2.6	any other information specifically identified by the Company as confidential from time to time or known to the Executive as being held by the Company under duty of confidentiality to a third party, in either case coming to his attention in the course of or for the purposes of his duties under this Agreement.

11.3	This Clause shall not apply to information which is:

11.3.1	used or disclosed in the proper performance of the Executive’s duties during the currency of this Agreement or with the prior written consent of the Company;

11.3.2	ordered to be disclosed by a court of competent jurisdiction or other authority or otherwise required to be disclosed by law; or

11.3.3	in the public domain, other than directly or indirectly by reason of the act or default of the Executive.

11.4	This Clause shall continue to apply for a period of three years and 6 months after the termination of this Agreement (whether terminated lawfully or not) and shall be without prejudice to the duties and obligations of the Executive implied into this Agreement at common law.

11.5	The Executive will not, either during the Executive’s employment or at any time after its termination, knowingly make any untrue statement in relation to the Company and the Executive should not from the date the Executive’s employment is terminated represent himself wrongly as being employed by or connected with the Company.

12.	HOLIDAY

12.1	In addition to public holidays the Executive is entitled to 5 weeks paid holiday in each holiday year from 1 January to 31 December to be taken at such time or times as are agreed with the Board, provided that the Executive may not carry forward any unused part of his holiday entitlement beyond 31 March of the next holiday year. No more than 10 days holiday may be taken at any time unless permission is given by the Managing Director. The holiday shall accrue on a pro rata basis throughout each calendar year. Save as set out in this clause 12.1 the Executive shall not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent holiday year. Such holidays are to be taken only at such time or times as may be appropriate to the business.

12.2	The Company and the Executive agree that in any holiday year the Executive shall be deemed to take his entitlement under the WTR first.

12.3	For the holiday year during which his appointment commences or terminates, the Executive is entitled to 2 working days holiday for each complete calendar month of his employment by the Company during that holiday year. On the termination of his appointment for whatever reason, the Executive shall be entitled to pay in lieu of outstanding holiday entitlement and shall be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for payment and repayment shall be 1/253 x of the Executive’s annual basic salary for each day.

12.4	If the Company exercises its right under clause 15 to place the Executive on Garden Leave, the Executive shall be deemed to take any outstanding holiday during such Garden Leave. The Executive will not accrue any holiday entitlement in respect of any period of notice for which he is paid in lieu.

12.5	The Company may, at any time, require the Executive to take paid leave on full salary and benefits in which case the Company:

12.5.1	shall be under no obligation to provide work for the Executive;

12.5.2	may require the Executive to cease forthwith to carry out all duties hereunder;

12.5.3	may exclude the Executive from any premises of the Company or any Group Company but may require at any time that the Executive attend the Company’s premises on reasonable notice;

12.5.4	may require that the Executive contact no clients, customers, potential clients or customers or employees of the Company or any Group Company;

12.5.5	may require that the Executive returns all property of the Company or any Group Company and resigns any office;

Provided that this Clause shall not affect the general right of the Company to suspend for good cause, nor affect the rights and obligations of the parties prior to the Company requiring the Executive to take paid leave as above. For the avoidance of doubt during paid leave all other terms of this Agreement remain in full force and effect except as expressly varied.

13.	COMPANY PROPERTY

13.1	The Executive shall promptly whenever requested by the Company and in any event upon the termination of this Agreement (for whatsoever cause) deliver up to the Company or its authorised representative all statistics, documents, records or papers which may be in his possession or under his control and which relate in any way to the property, business or affairs of the Company or any Group Company. No copies shall be retained by him (except for any copies which the Executive reasonably requires for his personal tax purposes) and he shall at the same time deliver up to the Company or its authorised representative all other property of the Company or any Group Company in his possession or under his control. The Company shall provide to the Executive at the Executive’s expense copies of any documents which the Executive reasonably requires for his personal tax purposes or for the purposes of responding to or defending himself against any disciplinary proceedings. All software, documents, papers, tapes, disks, cassettes, programs, notes, records or memoranda and all copies of the foregoing made by or at the request of the Executive or which come into the possession of the Executive and relating to the business of the Company or any Group Company shall be and remain the property of the Company or such Group Company (as appropriate) and shall be delivered by the Executive to the Company forthwith upon request. The Executive will co-operate with any request made by the Company either during the currency of this Agreement or after its termination to provide access (including passwords and any codes) to any computer or other equipment (electronic or otherwise) in his possession or under his control which contains information relating to the Company or any Group Company or its or their business.

13.2	The Company may withhold any sums owing to the Executive on the termination of his employment until the obligations in Clause 13.1 have been complied with or the Executive provides his written undertaking that he has complied with the obligations.

14.	INCAPACITY AND SICKNESS

14.1	If the Executive shall be prevented by illness (including mental disorder) injury or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Managing Director and shall if required furnish the Board with satisfactory evidence of his incapacity. and if the Executive is so prevented for seven or more consecutive days he shall provide a doctors certificate on the eighth day and weekly thereafter so that the whole period of incapacity is certified by such statements.

14.2	If the Executive shall be absent from his duties hereunder due to illness (including mental disorder) accident or other incapacity duly certified in accordance with the provisions of Clause 14.3, he shall be entitled to salary and contractual benefits as follows:

14.2.1	in respect of the first three months’ absence in any twelve month period (whether continuous or intermittent), full salary and contractual benefits;

14.2.2	in respect of the next three months’ absence in any twelve month period (whether continuous or intermittent), 75% of salary and contractual benefits; and

14.2.3	in respect of any further period of absence, such salary and contractual benefits as the Board in its absolute discretion shall determine.

14.3	All payments under this clause shall be subject to the Executive providing to the Company satisfactory notification of such absence on the first day of absence and to him complying with the following requirements, namely:

14.3.1	if sickness is for less than seven days, evidence of incapacity must be produced to the Company upon the Executive’s return to work by way of self certificate; and

14.3.2	if sickness is for seven days or more evidence of incapacity must be produced to the Company by way of a doctor’s certificate as soon as it becomes evident that such sickness will exceed seven days.

14.4	All such remuneration payable under this clause shall be inclusive of any Statutory Sick Pay to which the Executive is entitled (under the provisions of the Social Security and Housing Benefits Act 1982) and any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

14.5	The provisions of this clause are without prejudice to the Company’s right to deal with the Executive’s incapacity absence by a means similar or better including by any Permanent Health Insurance scheme maintained by the Company. However, nothing in this Agreement shall in any way restrict the Company’s right to terminate this Agreement.

14.6	For Statutory Sick Pay purposes, the Executive’s qualifying days shall be his normal working days.

14.7	At any time during the period of his appointment, the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser can notify the Company of any matters which, in his reasonable opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

14.8	If the incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall forthwith notify the Board of that fact and of any claim compromise settlement or judgement made or awarded in connection therewith and shall give to the Board all such particulars of such matters as the Board may reasonably require and shall if so required by the Board refund the Company such damages net of any taxes and costs as have actually been received by the Executive but only insofar as and to the extent that those damages relate to loss of earnings for the period of the incapacity for which the Executive has received an allowance.

15.	TERMINATION OF AGREEMENT

15.1	Automatic termination

15.1.1	This Agreement shall automatically terminate:

15.1.1.1	on the Executive reaching normal retirement age. No agreement which may be reached between the Company and the Executive for him to work past that age shall affect his normal retirement age; or

15.1.1.2	if the Executive becomes prohibited by law from being a director; or

15.1.1.3	if the Executive resigns his office; or

15.1.1.4	if the office of director of the Company held by the Executive is vacated pursuant to the Company’s Articles of Association unless the vacation shall be caused by illness (including mental disorder) or injury or the majority of the Board (not including the Executive) resolves that the Agreement should not be terminated.

15.2	Suspension

In order to investigate a complaint against the Executive of misconduct or poor performance the Company is entitled to suspend the Executive on full pay and other contractual benefits for so long as may be reasonably necessary to carry out a proper investigation and hold if appropriate a disciplinary hearing. During such period, the Executive shall not, except with the consent in writing of the Board, attend at any premises of the Company or any Group Company or contact or communicate with any employee of the Company or any Group Company (other than a director of the Company or any Group Company) or any customer, client, supplier or contractual counterparty of the Company or any Group Company.

15.3	Immediate dismissal

The Company may terminate (and without obligation to pay any compensation to the Executive) this Agreement with immediate effect if the Executive:

15.3.1	commits any act of gross misconduct or negligence or repeats or continues (after written warning) any other material breach of his obligations under this Agreement; or

15.3.2	is charged or convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

15.3.3	commits any act of fraud or dishonesty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

15.3.4	fails to comply with the Company’s or any Group Company’s rules on insider dealing or insider trading or any code of conduct; or

15.3.5	becomes adjudicated bankrupt or makes any arrangement or composition with his creditors generally; or

15.3.6	becomes of unsound mind or is a patient for the purpose of any statute relating to mental health which renders him permanently unable to perform his duties under this Agreement; or

15.3.7	is in the opinion of the Board incompetent in the performance of his duties or shall have been guilty of any conduct tending to bring himself or the Company or any Group Company into disrepute or where the business operations, interests or reputation of the Company or the Group Companies are or are likely to be prejudicially affected; or

15.3.8	fails or neglects to discharge his duties or otherwise fails to observe or perform the provisions of the Agreement (including refusing or neglecting to comply with any lawful orders or directions given by the Board) in any material respect (otherwise than by reason of ill health, accident or other incapacity) and which failure or neglect is not remedied to the satisfaction of the Board within a period of twenty eight (28) days from the receipt of written notice from the Company to this effect; or

15.3.9	breaches his obligations under clauses 6.1 or 6.2; or

15.3.10	refuses to accept any reasonable changes in his executive responsibilities, duties, or status from time to time determined by the Board PROVIDED ALWAYS that no reduction in emoluments results from such change; or

15.3.11	within the reasonable opinion of the Company commits any act of deliberate discrimination or harassment or victimisation on the grounds of race, sex and/or disability, religion or belief, sexual orientation or age; or

15.3.12	carries out or neglects to carry out any action which in the unanimous opinion of the Board (other than himself) may seriously damage the interests of the Company or any Group Company or wilfully or negligently breaches any legislation or any regulation to which the Company may be subject which may result in any penalties being imposed on him or any Directors of the Company; or

15.3.13	shall have been disqualified from holding office as a director of any company or ceases to hold office as a director of the Company or any Group Company other than at the Company’s request.

15.4	Any forbearance or delay by the Company in executing any right of termination hereunder shall not constitute a waiver of such right.

15.5	Garden Leave

15.5.1

During any period of notice or after the Executive has purported to terminate this Agreement without giving full notice, and the Company does not accept such resignation on such terms, and provided the Company continues to pay the Executive’s salary and all benefits to which the Executive is contractually entitled (or to pay a sum in lieu of the value of such benefits) until the termination of the Executive’s employment, the Executive agrees that the Company shall be entitled at its absolute discretion:

15.5.1.1	to require the Executive not to carry out the Executive’s duties or to exercise the Executive’s responsibilities under this Agreement during the remaining period of the Executive’s notice period (or any part of such period); and/or

15.5.1.2	to provide the Executive with alternative work of a similar nature to the work which he may normally be required to perform under this Agreement or to require the Executive to perform some only of his normal duties; and/or

15.5.1.3	to prevent the Employee directly or indirectly working for any other person, firm, client, corporation or on the Executive’s own behalf without the Company’s prior written permission not to be unreasonably withheld or delayed; and/or

15.5.1.4	to require the Executive not to attend the Executive’s place of work or any other premises of the Company during the remaining period of the Executive’s employment (or any part of such period); and/or

15.5.1.5	to require the Executive not to make contact with any employees, suppliers, agents or customers or clients of the Company except as directed by the Company during the remaining period of the Executive’s notice period (or any part of such period); and/or

15.5.1.6	to require the Executive to work from the Executive’s home and/or to carry out other duties or special projects outside the normal scope of the Executive’s duties and responsibilities; and/or

15.5.1.7	to appoint any person or persons to act jointly with the Executive to discharge his duties and functions under this Agreement.

15.5.2	The Executive agrees that his duties of confidentiality and good faith continue to apply during any period of Garden Leave nor shall the Executive make any comment to any person about the change of his duties except to confirm that he is on Garden Leave (except to his legal advisors and Immediate Relatives).

15.6	Miscellaneous

15.6.1	If the Company terminates this Agreement without cause, that is where none of the circumstances described in clause 15.3 apply, and the Executive gives notice to the Company within 15 days of such termination that he intends within 6 months of such termination to relocate his home from the UK to North America the Company shall reimburse to the Executive his reasonable moving expenses in connection with such relocation provided that such relocation does take place within such 6 month period and subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

15.6.2	On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company:

15.6.2.1	immediately deliver up to the Company or to its order the Executive’s company car, all books, documents, keys, security and computer passes, computer hardware, facsimile machines and all documents and other records (whether on papers, magnetic tape, computer disk or in any other form (including machine readable records) and including correspondence, lists of clients or customers, notes, memoranda, software, plans, drawing and other documents and records of whatsoever nature all copies thereof) made or compiled or acquired by the Executive during his employment hereunder and concerning the business, finances or affairs of the Company or its clients, customers or suppliers;

15.6.2.2	delete all Confidential Information from any computer disks, tapes or other re-usable material in his possession or under his control and destroy all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Information;

15.6.2.3	co-operate with any company in the Group for whom he performed duties by providing such reasonable assistance as may be required in connection with any claim made by or against such company, where it considers that the Executive has knowledge or information which is relevant to such claim. The provision of such assistance may include attending meetings, giving and signing statements and attending hearings subject to any future reasonable obligations to any new employer. The Company will reimburse the Executive for all his reasonable claims for personal time and out of pocket expenses incurred in providing such assistance.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	The Executive may apply for the purpose of seeking redress of any grievance relating to his employment in the first instance to the Managing Director or, in his absence, to the Chairman of the Company in writing, who will afford the Executive the opportunity of a full and fair hearing. Matters not satisfactorily resolved should be referred in writing to the Board whose decision on such grievance shall be final and binding.

16.2	The Company’s normal disciplinary procedures shall apply to the Executive. If the Executive seeks to appeal against any disciplinary action taken against him he should do so to the Board submitting full written grounds for his appeal to the Chairman within seven days of the action appealed against. The decision of the Board or a delegated committee thereof shall be final and binding. For the avoidance of doubt, the Executive has no contractual (as opposed to statutory) right to a disciplinary or grievance hearing or any appeal.

17.	POST TERMINATION RESTRICTIONS

17.1	The Executive understands and acknowledges that his senior position with the Company and the Group gives him:

17.1.1	access to and the benefit of the Confidential Information which is vital to the continued success of the Company and the Group;

17.1.2	influence over and connection with the Company’s customers, clients, suppliers, contractual counterparties, distributors, agents, employees and directors and those of the Group with whom the Executive has dealings or contact.

17.2	The Executive agrees that he will comply with the post-termination restrictions set out in Schedule 2 of this Agreement.

17.3	The Executive confirms that he has taken and has had the opportunity to take independent legal advice about the post-termination restrictions set out at Schedule 2 and he hereby agrees that the said restrictions and definitions are reasonable as at the date of this Agreement.

17.4	If the Executive applies for and/or is offered a new employment, appointment or engagement the Executive agrees, before entering into any related contract, to bring the terms of Schedule 2 of this Agreement to the attention of a third party proposing directly or indirectly to employ, engage or appoint the Executive.

17.5	In the event that any restriction contained in this clause and/or Schedule 2 shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

18.	DATA PROTECTION

18.1	By signing this Agreement the Executive consents to the holding and processing of any data relating to him, in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to him (including, for example, information relating to his health or racial or ethnic origin) for the purposes of the operations, management, security or administration of the Company and/or any Group Company and for the purpose of complying with applicable laws, regulations and procedures and to the transfer of all or any part of the information that the Company holds relating to him outside the European Economic Area.

18.2	The Executive acknowledges that the Company will hold the information contained within this Agreement on his personal file. The Executive is entitled under statute to have access to this file and to other information the Company holds about him pursuant to his employment hereunder (whether in computerised or manual record form) subject to certain restrictions imposed by law.

18.3	The Company shall hold personal data in relation to the Executive in its manual and automated filing systems. The Executive consents to the processing and disclosure of such data.

18.4	The Executive agrees to use all reasonable endeavours to keep the Company informed of any changes to his personal data and to comply with the Data Protection Act 1998.

18.5	The Executive agrees to adhere to the Company’s data protection rules and procedures.

19.	RIGHTS OF THIRD PARTIES

To the extent that this Agreement confers any rights or benefits on any Group Company, such company may enforce any terms which confer such rights or benefits subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as provided in this clause, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy which exists or is available apart from that Act.

20.	INTELLECTUAL PROPERTY

20.1	In this Clause 20 “Intellectual Property Rights” means a formula, process, invention, improvement, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

20.1.1	relates to the business or any product or service of the Company or any Group Company; and

20.1.2	is invented, developed, created or acquired by the Executive (whether alone or jointly with any other person) during the period and in respect of the appointment.

For the avoidance of doubt, the conditions described in clause 20.1.1 and clause 20.1.2 must both be satisfied for the right to fall within the definition of “Intellectual Property Rights” and therefore any rights invented, developed, created or acquired by the Executive prior to the commencement of his employment under this Agreement shall not fall within the definition of “Intellectual Property Rights”.

20.2	Subject to the provisions of the Patents Act 1977, the entire interest of the Executive in any Intellectual Property Right shall, as between the Executive and the Company, become the property of the Company as absolute beneficial owner without any payment to the Executive for it.

20.3	The Executive shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company pursuant to Clause 20.2 above or otherwise) and the Executive shall not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company without the prior written consent of the Company.

20.4

With respect to any Intellectual Property Right which is not vested in the Company pursuant to Clause 20.2 above or otherwise, the Executive shall negotiate in good faith with the Company with a view to the Company acquiring all the Executive’s right, title and interest in that Intellectual Property Right and, unless the Company has declined in writing to negotiate or acquire such Intellectual Property Right, the Executive shall not jeopardise the grant of any registration in respect of that Intellectual Property Right by any public or non-confidential disclosure for a period of six months from the date on which full particulars of it are communicated to the Company.

20.5	The Executive shall, at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable the Company or its nominee to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company or its nominee and to enable the Company to exploit any Intellectual Property Right vested in the Company to best advantage.

20.6	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

20.7	The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any act of the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

20.8	The obligations of the Executive under Clauses 20.2 to 20.7 above shall continue to apply after the termination of this Agreement (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.

20.9	The Executive agrees to offer the Company the opportunity to participate in any projects or intellectual property rights which the Executive has developed or has an interest in prior to the commencement of his employment under this Agreement on terms which are:

20.9.1	in the case of projects or rights in which the Executive has made an investment prior to the date of this Agreement, no less favourable than those that would be offered to any third party participant in an arms’ length negotiation between willing parties of reasonable commercial terms; and

20.9.2	in the case of projects or rights in which the Executive has not made an investment prior to the date of this Agreement, no less favourable than those that apply to any direct or indirect participation by the Executive in such projects or rights.

21.	DIRECTORSHIPS

21.1	The Executive hereby consents to act and serve as Director of the Company.

21.2

Upon the termination or suspension (or during any period of notice) of the Executive’s employment with the Company for whatsoever reason the Executive shall upon the request of the Board resign without claim for compensation from office as a director of the Company or of any other Group Company or of any other company as is referred to in this Agreement of which he is a director and from all offices and trusteeships held by him in any such companies.

21.3	If the Executive shall fail to resign from office as a director or from any other office or trusteeship as is referred to under this Agreement either during his employment when requested by the Company so to do or on termination hereof the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to execute any documents and to do all things requisite to effect such resignation.

21.4	In the course of his Directorship the Executive shall act at all times in the best interests of the Company and shall adhere to the highest standards of corporate governance applicable to a director of a company.

21.5	The Executive shall not during the continuance of his employment hereunder resign office as a director of the Company or any Group Company or any other company as is referred to under this agreement or do anything that would cause him to be disqualified from continuing to act as a director.

21.6	The removal of the Executive from the office of director of the Company (or the failure of the Company in general meeting to re-elect the Executive as a director of the Company if under the articles of association for the time being of the Company he shall be obliged to retire by rotation) shall terminate this agreement and such termination shall be deemed to be a breach by the Company of this agreement unless at the time of such removal or such failure to re-elect the Company was entitled to terminate the employment of the Executive under this agreement.

22.	CORPORATE RECONSTRUCTION

22.1	If the Executive’s appointment terminates:

22.1.1	by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction; or

22.1.2	as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation; or

22.1.3	as part of any arrangement for the transfer of the whole or part of the undertaking of the Company to a Group Company

And the Executive is offered employment of a substantially similar nature with any person resulting from such amalgamation or reconstruction or with which the undertaking of the Company is amalgamated or such Group Company on terms which when taken as a whole are not less favourable to the Executive than the terms of the appointment, the Executive will have no claim against the Company or any Group Company in respect of the termination of the appointment by reason of the events described in sub-clause 22.1.

22.2

The Executive shall have no claim against the Company if his employment under this agreement is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this agreement.

23.	GENERAL

23.1	Accrued rights

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

23.2	Discrimination

The policy for all companies within the Group provides that employment, training and promotion are open to all, regardless of sex, colour, disability, religion, or belief, age, nationality or ethnic origin, sexual orientation or age. All persons are required to adhere strictly to this policy.

23.3	Notices

Any notice to be given by a party under this Agreement must be in writing in the English language and must be given by delivery at or by sending by first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

23.4	Proper law

23.4.1	The validity, construction and performance of this Agreement shall be governed exclusively by English law.

23.4.2	The parties to this agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

23.4.3	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

23.5	Secrecy

The Executive undertakes not to disclose or communicate any terms of this agreement to any other employee in the Group or to any third party (other than for the purpose of obtaining professional advice or in compliance with legal, professional or other regulatory obligations save as agreed by the Board).

23.6	Statutory particulars

The further particulars of terms of employment not contained in the body of this Agreement which must be given to the Executive in compliance with Section 1 of the Employment Rights Act 1996 are given in Schedule 3.

23.7	Variations

The terms of the Agreement shall not be varied or amended except in writing by the parties.

24.	ENTIRE AGREEMENT

24.1	The terms of the Executive’s employment shall also be governed by USEY’s standard terms and conditions of employment (as amended from time to time) except to the extent they are inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall govern.

24.2	Subject to clause 24.1 this Agreement together with the Schedules attached hereto shall constitute the entire Agreement between the parties and supersedes all previous negotiations understandings and agreements (whether written or oral) between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).